This announcement is neither an offer to buy nor a solicitation of an offer to sell Units.  The Offer is being made solely by the Offers to Purchase forwarded to Unit holders of record and is not being made to, and tenders will not be accepted from or on behalf of, Unit holders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws.  In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
up to the following number of Units of Original $10,000 Participation Interest:

40 Units of 60 East 42nd St. Associates L.L.C at $140,000 per Unit
30 Units of 250 West 57th St. Associates L.L.C. at $100,000 per Unit
170 Units of Empire State Building Associates L.L.C. at $110,000 per Unit

by: MPF Northstar Fund 2, LP, MPF Income Fund 26, LLC, MPF Income Fund 18, LLC, MPF Flagship Fund 14, LLC, MacKenzie Flagship Fund 15, LLC, MPF DeWaay Premier Fund 2, LLC, MPF DeWaay Premier Fund 4, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 10, LLC, MPF Blue Ridge Fund I, LLC  (collectively the “Purchasers”)

The Purchasers are offering to purchase for cash the above Units at the above prices upon the terms and subject to the conditions set forth in Purchasers’ Offers to Purchase and in the Assignment Forms for the offers (together an “Offer” and the “Tender Offer Documents”). THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON JANUARY 25, 2013, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Units will be provided through the Purchasers’ existing working capital.  The Offers are not made for the purpose of acquiring or influencing control of the business of the issuers.  The Offers will expire at 11:59 p.m., Pacific Time on January 25, 2013,  unless and until Purchasers, in their sole discretion, shall have extended the period of time for which an Offer is open (such date and time, as extended the “Expiration Date”).  The Purchasers will not provide a subsequent offering period following the Expiration Date.  If Purchasers make a material change in the terms of an Offer, or if they waive a material condition to an Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The minimum period during which the Offers must remain open following any material change in the terms of the Offers, other than a change in price or a change in percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer’s soliciting fee.  A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Unit holders.  Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to an Offer, and if an Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit holders, the Offer will be extended at least until the expiration of such ten business days.  For purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  In all cases payment for the Units purchased pursuant to the Offers will be made only after timely receipt of the Assignment Forms (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Assignment Forms, and successful transfer of ownership.

Tenders of Units made pursuant to the Offers are irrevocable, except that Unit holders who tender their Units in response to an Offer will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending to MacKenzie Capital Management, LP a written transmission notice of withdrawal identifying the name of the person who tendered Units to be withdrawn, signed by the same persons and in the same manner as the Assignment Form tendering the Units to be withdrawn.  In addition, tendered Units may be withdrawn at any time on or after February 16, 2013, unless the tender has already been accepted for payment.  If Unit holders tender more than the number of Units that Purchasers seek to purchase pursuant to an Offer, Purchasers will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unit holder during the period during which that Offer remains open.  The terms of the Offers are more fully set forth in the Tender Offer Documents which are available from Purchasers at the Purchasers’ expense.  The Offers contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference, and which contain important information which should be read carefully before any decision is made with respect to the Offers. A request has been made to the Companies pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Unit holders for the purpose of disseminating the Offers to Unit holders.  Upon compliance by the Companies with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers’ expense to record holders of Units, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Units.  For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to offers@mackenziecapital.com, or visit our website at www.mackenziecapital.com (click on Tenders).